EXHIBIT 99.1

Psychemedics Announces Two New Director Nominees for its 2022 Annual Meeting of Stockholders and Director Walter S. Tomenson, Jr.’s Retirement after More than 20 Years of Dedicated Service

ACTON, Mass., June 09, 2022 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ: PMD) announced today that it will be nominating Peter H. Kamin and Darius G. Nevin to serve as new members of its Board of Directors at its upcoming Annual Meeting of Stockholders to be held on August 12, 2022, and that Walter S. Tomenson, Jr. will be retiring from the Board as of the completion of his current term ending at the 2022 Annual Meeting. As a result of these new nominations, Mr. Tomenson’s retirement and the existing director nominees, the Board will be increased to six members at the 2022 Annual Meeting.

“We look forward to welcoming Peter and Darius to the Board upon their election at the 2022 Annual Meeting,” said Raymond C. Kubacki, Chairman and Chief Executive Officer of the Company. “The Board also wishes to recognize and thank Walter for his thoughtful leadership, dedication and many contributions over the years serving Psychemedics and its stockholders,” Mr. Kubacki continued.

The new nominations are pursuant to a Cooperation Agreement, which the Company has entered into with certain entities affiliated with Mr. Kamin, including 3K Limited Partnership. These Kamin affiliated entities together constitute the Company’s largest stockholder, beneficially owning approximately 11.1% of the Company’s outstanding shares of common stock.

Information about the Nominees

  Peter H. Kamin is the founder of 3K Limited Partnership, a family limited partnership, and has served as its Managing Partner since January 2012. For the 11 years preceding the formation of 3K Limited Partnership, Mr. Kamin was a founding member and Managing Partner of ValueAct Capital, which grew into a leading investment management organization during Mr. Kamin’s tenure. Prior to founding ValueAct Capital in 2000, Mr. Kamin founded and managed Peak Investment L.P., a limited partnership organized to make investments in a select number of domestic public and private companies. Mr. Kamin has served as a member of the board of directors of Tile Shop Holdings, a provider of natural and man-made flooring material, since 2012 and as Chairman since 2018. Since June 2019, Mr. Kamin has served as a director of IAA, Inc., a publicly traded multi-channel vehicle marketplace and former subsidiary of KAR Auction Services, Inc., where he also serves as a member of the Audit Committee and Chair of the Nominating and Corporate Governance Committee. Mr. Kamin is also a director of several privately held companies. From May 2012 to October 2019, Mr. Kamin served as a director of MAM Software Group, Inc., then a publicly traded provider of business automation and ecommerce solutions for the automotive aftermarket. MAM Software was acquired in October 2019 and subsequently delisted its common stock. Mr. Kamin holds a B.A. in Economics from Tufts University and an M.B.A. from the Harvard University Graduate School of Business. Mr. Kamin is a trustee of Tufts University.
  Darius G. Nevin is a member of the board of directors of Alarm.com Holdings, Inc. (NASDAQ: ALRM), the leading provider of interactive security solutions for home and business owners, where he has served since 2016 and where he also serves as Chairman of the Compensation Committee and as a member of the Audit Committee. Mr. Nevin previously served as a director and as Chairman of the Audit Committee of WCI Communities, Inc., a then publicly traded community developer and luxury homebuilder, from July 2013 through its acquisition in February 2017. Mr. Nevin is a member of G3 Capital Partners, LLC, a consulting company, which has served as an adviser to private equity firms in the fields of security, telecommunications and recurring service industries, and is a member of its investment affiliate, G3 Investment Holdings, LLC. Prior to co-founding G3 Capital Partners, LLC in October 2010, Mr. Nevin served as Chief Financial Officer of Protection One, Inc., a then publicly traded company, from 2001 until June 2010. Mr. Nevin earned an A.B. from Harvard College and an M.B.A. from the University of Chicago Booth School of Business.

About Psychemedics Corporation

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods. The Psychemedics website is www.psychemedics.com.

Forward-Looking Statements

This press release may contain forward-looking statements. In particular, statements contained in this release that are not historical facts may be “forward looking” statements. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions.  Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the severity of the COVID-19 pandemic, and its impact on the Company’s markets, including its impact on the Company’s customers, suppliers and employees, as well as its risk on the United States and worldwide economies, the timing, scope and effectiveness of further governmental, regulatory, fiscal monetary and public health responses to the COVID-19 pandemic, audit risk in connection with compliance by the Company with repayment forgiveness requirements under the Paycheck Protection Program, changes in U.S. and foreign government regulations, including but not limited to FDA regulations, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, including acceptance by the court of our wage/break settlement arrangement, general economic conditions and other factors disclosed in the Company’s filings with the SEC. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact: Raymond C. Kubacki, Chairman, President, and CEO
Phone: (978) 206-8220